CRYS*TEL TELECOMMUNICATIONS.COM, INC. ANNOUNCES THE SUPERIOR COURT OF SAN DIEGO COUNTY ACKNOWLEDGES SETTLEMENT AGREEMENT

LA JOLLA, July 7, 2000 (BUSINESS WIRE) - Crys*Tel Telecommunications.com, Inc. (the Company) (Pink Sheets, National Quotation Bureau: CYSS) announced today that the Superior Court of San Diego on July 3, 2000 dismissed with prejudice all claims against Crys*Tel and has ordered that the settlement agreement entered into on May 6, 2000 be put in force.

As stated previously, this lawsuit was brought by Robert Papalia, on the behalf of Kaiden S.A. and PacRim Information Systems Inc. Crys*Tel, upon being served by the plaintiffs, enlisted the services of legal counsel and addressed the legitimacy of the claims and allegations. Crys*Tel reached a settlement through legal counsel with Robert Papalia et al on May 6 2000, which required that all claims be dropped against the company, its officers and directors.

Terms of the settlement agreement provide for the cancellation of 7.5 million shares of preferred stock and 9 million shares of common stock. In consideration of the cancellation, the Company has issued to Robert Papalia 2 million shares of Section 144 common stock, thereby reducing the aforementioned share position by 90%.

This settlement is believed to be very favorable for Crys*Tel because the control of the company has been returned to the public shareholders. Moreover, the potential for an increase in value to the public shareholders' has risen by 90%.

Although Crys*Tel's legal counsel believed the company had an unusually strong case, the decision to enter into a settlement agreement has been most beneficial for the company in saving time and an additional $200,000-$250,000 in legal fees.

Crys*Tel rescinded the transaction called the "Heads of Agreement" with Kaiden S.A. and PacRim Information Systems Inc., on December 27, 1999. The Company subsequently cancelled the 7.5 million shares of preferred stock and the 9 million shares of common stock that was issued to Kaiden S.A. and PacRim Information Systems Inc. This agreement, entered into during November of 1998, was for the purchase of an after tax income stream. Pursuant to this agreement, the Company never received the after tax income nor did it receive the revenues contractually promised in the Heads of Agreement. The Company and its Board of Directors believed that it was in the best interest of its shareholders to cancel the agreement and to rescind the shares issued pursuant to that agreement.

Dr. Lorenzo Musa, CEO of Crys*Tel Telecommunications.com, Inc., said, "We have made a big step in officially conforming to one of the SEC's requirements for the Company to move back to the Bulletin Board and become a fully reporting Company. Without the personal assistance of a key member of the board I'm sure that this negotiation should have taken much more time, effort and material costs. I take great pleasure in this announcement as the Board of Directors and I see this as a turning point for the Company in an extremely positive direction. Finally this Company is truly a 'Public Company' without any controlling ownership from one side. Now that we are free of this legal impediment we can dedicate 100% of the Company's resources to deployment of the international network in Central and South America, Europe and Asia."

The Company would like to acknowledge that this settlement has been greatly helped by the efforts of one of its board members, Anthony J. Bolton Papalia, in achieving this settlement. Mr. Papalia's perseverance in the negotiation process proved his extraordinary loyalty to Crys*Tel in view of the previously impending litigation with members of his family. He has demonstrated to the Board of Directors as well as to the shareholders of this Company that he was willing to overrule strong personal pressures in order to achieve this enormously important settlement. Furthermore, he has shown his desire for Crys*Tel to become an emerging and decisive leader in the Voice-over-IP world arena.

The Company would also like to announce the addition of Mr. Wesley Fry to the management team. Prior to joining Crys*Tel, Mr. Fry was the Regional Manager of Information Systems for Sony Interactive Studios. He was instrumental in the development and deployment of Sony's Interactive online gaming. Mr. Fry was also part of the San Diego Supercomputer Center's Networking Group that conducted research and testing of new advanced communication technologies. Mr. Fry brings operations management and business development expertise to the Crys*Tel team. Mr. Fry holds a bachelor of Computer Sciences from San Diego State University.

Crys*Tel Telecommunications.com Inc. is an international facilities-based carrier, which utilizes the Internet to provide economical international telecommunications services. Through the company's Voice over Internet Protocol (VOIP) technologies: voice, data and value-added services are routed over the Internet. It is the Company's intention to utilize the USA Talks.com, Inc. network in their expansion within North America and as strategic extension of the worldwide network, which is currently in an advanced stage of construction.
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